UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 29, 2013

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86 10 6598 3111
Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.03. Material Modification to Rights of Security Holders.

On May 21, 2013, China Biologic Products, Inc. (the “Company”) learned from a public announcement (the “RAAS Announcement”) issued by Shanghai RAAS Blood Products Co., Ltd. (“RAAS”), a public company listed on Shenzhen Stock Exchange and a direct competitor of the Company in China, that Ms. Siu Ling Chan (“Ms. Chan”), one of the stockholders of the Company, and her spouse, Mr. Tung Lam, entered into a binding stock purchase agreement with RAAS (the “RAAS SPA”) on the same day. On May 22, 2013, Ms. Chan filed her beneficial ownership report on Schedule 13D/A with the Securities Exchange Commission (the “SEC”), which contains an execution copy of the RAAS SPA. The board of directors of the Company (the “Board”) has made a determination on May 29, 2013 that RAAS has become an Acquiring Person as defined under the Preferred Shares Rights Agreement dated as of November 20, 2012 between the Company and Securities Transfer Corporation as rights agent (the “Rights Agreement”) based on the terms of the RAAS SPA. The Board has also determined that the Shares Acquisition Date as defined under the Rights Agreement is deemed to be May 22, 2013, the date on which Ms. Chan filed her Schedule 13D/A. The Board has further determined to postpone the Distribution Date as defined under the Rights Agreement until such time as the Board in its sole discretion determines otherwise. The Company has repeatedly requested that the parties to the RAAS SPA abort the transactions contemplated by the RAAS SPA and terminate the RAAS SPA. There can be no assurance that the parties to the RAAS SPA will agree to do so, and the Board reserves the right to enforce the Rights Agreement in accordance with its terms, or to amend or modify the Rights Agreement, as the Board determines to be in the best interests of the Company and its stockholders. For more information on the Rights Agreement, please refer to the current report on Form 8-K filed by the Company with the SEC on November 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2013	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer